Exhibit 99.2

Gold Banc Corporation, Inc. 11301 Nall Avenue Leawood, Kansas 66211 www.goldbanc.com

Analysts Contact:                              Media Contact:
Rick Tremblay                                  Sherman Titens
Chief Financial Officer                        Senior Vice President
913-451-8050                                   913-323-7741
ricktremblay@goldbanc.com                      shermantitens@goldbanc.com
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        GOLD BANC ANNOUNCES AGREEMENT WITH FEDERAL RESERVE BANK OF KANSAS
                     CITY AND KANSAS STATE BANK COMMISSIONER
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FOR IMMEDIATE RELEASE

Leawood, Kansas (August 27, 2003) - - Gold Banc (NASDAQ: GLDB) announced today that its Board and the Board of Gold Bank-Kansas have both authorized and approved the signing of an agreement with the Federal Reserve Bank of Kansas City and the Office of the Kansas State Bank Commissioner.

"Gold Banc and Gold Bank-Kansas are committed to complying with the rules and regulations that govern our operation of the banking business as well as all of our other financial service businesses," said Mick Aslin, President and CEO of both companies.

Under the terms of the agreement Gold Banc and Gold Bank-Kansas will prepare and submit a plan covering the review and development of: 1) written procedures to strengthen the bank's internal controls, 2) Gold Banc's internal audit program;
3) a joint written plan to improve the information technology function of Gold Banc and all of its subsidiaries; and 4) steps to comply with all appropriate laws and regulations.

"Simply stated, we will continue to comply fully with all laws governing our business. We will continue to provide the regulators, our customers and the communities we serve with clear substantiation of what we have done and will continue to do all of the right and necessary things to be fully compliant.

"During the past months we took a number of steps and actions which have been communicated to the regulators and the public. Consequently, we believe that we have already completed most of the actions required by the written agreement. I am personally proud of the Gold Banc associates who are working hard to meet the requirements of the agreement," said Aslin.

Gold Banc also signed a separate agreement with the Federal Reserve Bank of Kansas City committing to restore the bank's ratings to a level necessary to maintain its status as a financial holding company by January 15, 2004, including restoring the bank's well-managed status.

The regulators plan to begin an examination of Gold Bank-Kansas in early November 2003. "We expect the results of that examination will enable Gold Banc to retain its status as a financial holding company," concluded Mr. Aslin.

Gold Banc is a $ 4.2 billion bank holding company headquartered in Leawood, Kansas. Gold Banc provides commercial banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma and Florida through 60 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

This release contains forward-looking statements as described by the Private Securities Litigation Reform Act of 1995. These forward-looking statements pertain to present or future trends affecting the banking industry and the operations, policies markets and practices of Gold Banc. Actual results could differ materially from those projected, and Gold Banc has no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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